Exhibit 99.1

Sterling Bancorp Reports Fourth Quarter and Full Year 2020 Financial Results

Southfield, Michigan, February 1, 2021 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its financial results for the quarter and year ended December 31, 2020.

Fourth Quarter and Year-End 2020 Highlights

•	Fourth quarter net loss of $11.7 million, or $(0.23) per diluted share; full year net loss of $13.0 million, or $(0.26) per diluted share
•	Fourth quarter net interest margin of 2.51%; full year net interest margin of 2.94%
•	Fourth quarter non-interest expense of $14.9 million; full year non-interest expense of $74.1 million
•	Fourth quarter provision for loan losses of $27.6 million, increasing the allowance for loan losses to 2.89% of total loans held for investment; full year provision for loan losses of $54.9 million
•	Total shareholders’ equity of $319.6 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 9.20%, a total risk-based capital ratio of 21.56% and a common equity tier one ratio of 20.27%
•	The Company’s consolidated leverage ratio of 8.08%, total risk-based capital ratio of 22.58% and common equity tier one ratio of 17.68% continue to exceed minimum regulatory capital requirements
•	Total deposits of $3.099 billion
•	Total loans held for investment of $2.507 billion
•	Total loan originations of $51.6 million for the fourth quarter of 2020
•	Nonperforming loans and troubled debt restructurings were $94.7 million (or 3.78% of total loans held for investment) compared to $98.1 million (or 3.67% of total loans held for investment) at September 30, 2020
•	On December 17, 2020, the Company announced the appointment of a new independent director to the Board

The Company reported net loss of $11.7 million, or $(0.23) per diluted share, for the quarter ended December 31, 2020, compared to net loss of $13.8 million, or $(0.28) per diluted share, for the quarter ended December 31, 2019. For the year ended December 31, 2020, net loss was $13.0 million, or $(0.26) per diluted share, as compared to net income of $29.2 million, or $0.57 per diluted share, for the year ended December 31, 2019.

Thomas M. O’Brien, Chairman, President, and Chief Executive Officer commented on the Company’s results, “The results being reported today reflect multiple priority initiatives undertaken in the previous six months. While the efforts to bring Sterling into regulatory compliance and consistent profitability will continue into the coming year, the challenges addressed to date represent substantial efforts and good success.”

As separately disclosed today, the Company has reached an agreement in principle to settle the pending class action lawsuit related to our disclosures regarding our residential lending practices that were made in connection with our initial public offering and subsequent filings and releases. The settlement agreement provides for a cash payment that will be fully covered by insurance. Mr. O'Brien said, “Importantly, we announced earlier today the pending settlement of the class action litigation with a resolution that, when ultimately finalized, will put an end to a matter that has generated costly legal fees and management distraction.”

Mr. O'Brien added, “Additionally, the Company increased the allowance for loan losses to a level that reflects management's analysis of the increased credit weakness in the legacy loan book. The level of criticized and classified loans is stubbornly high, and the increased allowance reflects the need to address these as expeditiously and prudently as possible. These are very uncertain times from the perspective of bank credit risk, and, as I have discussed previously, the thought that Sterling will escape without some cyclically high loan loss experience is most likely not reasonable. Sterling's previous focus on commercial and construction lending remains a source of concern.

“Furthermore, management moved approximately $19.4 million of nonperforming and other past due Advantage loans to held for sale with the intent to liquidate that exposure in the next few months. In moving these loans to held for sale, we took a write down to reflect our estimate of their fair value.”

Balance Sheet

Total Assets – Total assets of $3.914 billion as of December 31, 2020 reflected a decrease of $22.6 million, or 0.1%, from $3.937 billion at September 30, 2020 and an increase of $669.2 million, or 21%, from $3.245 billion at December 31, 2019.

Liquid assets, comprising cash and due from banks and investment securities, increased $137.6 million, or 12%, to $1.303 billion compared to $1.166 billion at September 30, 2020 and increased $1.073 billion, or 466%, compared to $230.4 million at December 31, 2019.

Total loans held for investment of $2.507 billion as of December 31, 2020 reflected a decline of $168.8 million, or 6%, from $2.676 billion at September 30, 2020 and a decline of $406.5 million, or 14%, from $2.913 billion at December 31, 2019. Loan repayments outpaced loan production for both the quarter and year ended December 31, 2020. During the fourth quarter of 2020, we reclassified nonperforming residential mortgage loans with a cost basis of $19.4 million as mortgage loans held for sale, resulting in total residential mortgage loans held for sale of $22.3 million as of December 31, 2020.

Total Deposits – Total deposits of $3.099 billion as of December 31, 2020 reflected an increase of $3.8 million, or 0.1%, from the prior quarter-end and an increase of $603.5 million, or 24%, from the prior year-end. Money market, savings and NOW deposits increased $53.0 million, or 4%, compared to September 30, 2020 and increased $130.2 million, or 10%, compared to December 31, 2019. Time deposits decreased $41.4 million, or 2%, compared to September 30, 2020 and increased $492.4 million, or 43%, compared to December 31, 2019. Non-interest bearing deposits decreased $7.9 million, or 12%, compared to September 30, 2020 and decreased $19.1 million, or 25%, compared to December 31, 2019. Brokered deposits included in time deposits were $42.8 million at December 31, 2020 and September 30, 2020 and were $25.0 million at December 31, 2019.

Capital – Total shareholders’ equity was $319.6 million as of December 31, 2020 compared to $331.1 million at September 30, 2020 and $332.6 million at December 31, 2019. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of December 31, 2020, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

		Company Actual
	Adequately	at December 31,
	Capitalized	2020
Total adjusted capital to risk-weighted assets	8.00%	22.58%
Tier 1 (core) capital to risk-weighted assets	6.00%	17.68%
Common Tier 1 (CET 1)	4.50%	17.68%
Tier 1 (core) capital to adjusted tangible assets	4.00%	8.08%

		Bank Actual at
	Adequately	December 31,
	Capitalized	2020
Total adjusted capital to risk-weighted assets	10.00%	21.56%
Tier 1 (core) capital to risk-weighted assets	8.00%	20.27%
Common Tier 1 (CET 1)	6.00%	20.27%
Tier 1 (core) capital to adjusted tangible assets	5.00%	9.20%

Asset Quality and Provision for Loan Losses – Provision for loan losses of $27.6 million was recorded for the fourth quarter compared to $2.1 million for the prior quarter and $0.5 million for the fourth quarter of 2019. Provision for loan losses of $54.9 million was recorded for the full year of 2020 and $(0.1) million for the full year of 2019. The allowance for loan losses was $72.4 million, or 2.89% of total loans held for investment, an increase from $48.3 million, or 1.80% of total loans held for investment, and $21.7 million, or 0.75% of total loans held for investment, at September 30, 2020 and December 31, 2019, respectively.

Net charge offs during the fourth quarter were $3.5 million compared to net charge offs of $0.8 million in the third quarter of 2020 and minimal net recoveries in the fourth quarter of 2019. Net charge offs during the full year of 2020 were $4.3 million compared to minimal net recoveries during the full year of 2019. Net charge offs in the fourth quarter of 2020 primarily reflect the write-downs of our recorded investment on those nonperforming residential mortgage loans reclassified as held for sale.

Nonperforming assets at December 31, 2020 totaled $114.3 million, or 2.92% of total assets, an increase from $98.3 million, or 2.50% of total assets, at September 30, 2020 and an increase from $28.4 million, or 0.87% of total assets, at December 31, 2019. Nonperforming assets at December 31, 2020 included $86.5 million of nonaccrual loans held for investment, $19.4 million of nonaccrual loans held for sale, and $8.4 million of troubled debt restructurings. Nonperforming assets at September 30, 2020 included $83.3 million of nonaccrual loans held for investment and $15.0 million of troubled debt restructurings. Nonperforming assets at December 31, 2019 included $14.8 million of nonaccrual loans held for investment and $13.6 million of troubled debt restructurings. Total gross loans delinquent 30 days or more increased during the fourth quarter of 2020 to $172.4 million, or 6.8% of total gross loans, from $148.0 million, or 5.5% of total gross loans, at September 30, 2020 due primarily to a $15.8 million increase in delinquent residential loans, including delinquent loans held for sale, and a $10.5 million increase in delinquent commercial real estate loans. Total gross loans delinquent 30 days or more at December 31, 2019 were $78.3 million, or 2.7% of total gross loans. The increase from prior year-end was due primarily to a $36.6 million increase in delinquent residential loans, a $38.0 million increase in delinquent matured construction loans and a $19.2 million increase in delinquent commercial real estate loans. The increase in delinquent commercial real estate loans was primarily related to properties in the lodging industry.

“While the level of nonperforming assets remains high, included in nonperforming assets are $35.8 million of loans that are past maturity by 90 days or more and in the process of being extended, termed out or exited. Several of these cases include previous construction loans that are now complete and in a marketing period for a few months while owners look to sell,” said O’Brien.

The principal balance of loans modified due to the economic effects of the pandemic and still in forbearance has continued to decline from the June 30 high and from September 30 levels. We continue to work together with our borrowers as circumstances may permit. Total loans in forbearance as of December 31, 2020 were $15.8 million, or 0.63%, of total loans held for investment.

	December 31,	September 30,	June 30,	March 31,
Forbearance Composition	2020	2020	2020	2020
Residential real estate	$10,729	$35,740	$118,793	$70,288
Commercial real estate	5,056	18,674	7,029	-
Total loans in forbearance	$15,785	$54,414	$125,822	$70,288
Loans in forbearance to total loans held for investment	0.63%	2.03%	4.55%	2.47%

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income during the fourth quarter of 2020 was $24.4 million compared to $25.7 million during the third quarter and $30.0 million during the fourth quarter of 2019. The net interest margin of 2.51% for quarter ended December 31, 2020 decreased from the prior quarter’s net interest margin of 2.74% and same quarter of last year of 3.74%. The declines in net interest income and net interest margin were due primarily to a shift in the balance sheet mix as average loans for the fourth quarter of 2020 reflected a decrease of $114.9 million compared to the third quarter of 2020, while the average balance of lower-yielding securities and other interest-earning liquid assets increased $241.1 million, or from 28% to 33% of average assets, over the same time period. Net interest margin was also impacted by a decrease in the average rate on interest earning assets of 37 basis points, partially offset by a decrease in the cost of average interest-bearing liabilities of 17 basis points, as compared to the prior quarter, reflecting the balance sheet mix shift and the impact of the current low interest rate environment.

Net interest income during the year ended December 31, 2020 was $105.8 million compared to $121.0 million during the year ended December 31, 2019. The net interest margin of 2.94% for the year ended December 31, 2020 decreased from the prior year’s margin of 3.78%. The declines in net interest income and net interest margin were due primarily to a shift in the balance sheet mix as average loans for the year ended December 31, 2020 reflected a decrease of $204.6 million compared to the corresponding prior year-end, while the average balance of lower-yielding securities and other interest earning liquid assets increased $599.0 million, or from 7% to 23% of average assets, over the same time period. Net interest margin was also impacted by a decrease in the average rate on interest earning assets of 127 basis points, partially offset by a decrease in the cost of average interest-bearing liabilities of 51 basis points, as compared to the prior year, reflecting the balance sheet mix shift and the impact of the current low interest rate environment.

Non-Interest Income – Non-interest income for the fourth quarter of 2020 was $1.4 million, an increase from $1.1 million from the prior quarter and a decrease from $2.4 million for the fourth quarter of 2019. The decrease from the fourth quarter of 2019 was partly attributable to a decrease in other income from a $0.8 million final distribution payment in the fourth quarter of 2019 on an equity investment (without a readily determinable fair value) in excess of its remaining book value, a decrease of net servicing income of $0.8 million due to lower volume of loans serviced and the low interest rate environment impacting the mortgage servicing rights valuation. These decreases were partially offset by a $0.6 million increase in gain on sale of loans.

Non-interest income for the year ended December 31, 2020 was $4.3 million, a decrease from $11.4 million from the year ended December 31, 2019. The decrease was primarily attributable to reduced sales of portfolio loans and reduced net servicing income reflecting the termination of the Advantage Loan Program and partially offset by the final distribution payment from an equity investment in 2019 described above.

Non-Interest Expense – Non-interest expense of $14.9 million for the fourth quarter of 2020 reflected a decrease of $10.1 million, or 41%, compared to the third quarter of 2020 and a decrease of $32.5 million, or 69%, compared to the fourth quarter of 2019. The decrease from the third quarter of 2020 was primarily due to a $10 million recovery of the contingent loss liability established in the fourth quarter of 2019 related to previously disclosed litigation and investigations stemming from the Advantage Loan program. This $10 million recovery reflects, in part, the agreement in principle to settle the class action lawsuit. The decrease in non-interest expense also reflects reduced professional fees. These reductions were offset in part by a $2.5 million increase in the mortgage repurchase liability as repurchases of sold Advantage Loan Program loans are probable in early 2021, and higher salaries and employee benefits. The decrease from the fourth quarter of 2019 was primarily due to our establishment of a mortgage repurchase liability of $7.8 million and the contingent loss liability of $25 million discussed above in such quarter.

Non-interest expense of $74.1 million for the year ended December 31, 2020 reflects a decrease of $13.6 million, or 15%, compared to the $87.7 million for the year ended December 31, 2019. In the year ended December 31, 2019, the Company established a mortgage repurchase liability of $7.8 million and a contingent loss liability, both discussed above. For the year ended December 31, 2020, non-interest expense reflects the $10.0 million recovery of the contingent loss liability and the $2.5 million increase in the mortgage repurchase liability both described above. For the year ended December 31, 2020, $650 thousand of reserve was utilized on the repurchase of $69.5 million Advantage Loan Program loans. Additionally, the Company continued to incur increased professional fees, including legal and consulting expenses to assist with the previously disclosed challenges.

Mr. O'Brien said, “Management and the board are confronting multiple initiatives and priorities. While this is no small task, there have been some important achievements to date, and we remain committed to continue to work through the challenges ahead.”

Appointment of New Independent Director

On December 17, 2020, the Board of Directors (the “Board”) of the Company appointed Ms. Tracey Dedrick as a director, effective upon receipt of regulatory non-objection from the Office of the Comptroller of the Currency (the “OCC.”). The Board of Directors has determined that Ms. Dedrick is an independent director under applicable Company and Nasdaq standards.

Ms. Dedrick is filling the newly-created vacancy on the Board due to Mr. Barry Allen’s resignation on December 11, 2020. “As disclosed recently, Barry Allen has retired from the boards after 22 years of service to Sterling. Barry has been extremely helpful to me and always supportive. In filling the vacancy created by his retirement, the boards have chosen Ms. Tracey Dedrick to join Sterling. Tracey brings very relevant experience in bank risk management and treasury practices. We welcome her enthusiastically,” O'Brien said.

Conference Call and Webcast

Management will host a conference call on Monday, February 1, 2021 at 2:00 p.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter and year ended December 31, 2020. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through February 15, 2021 by dialing (877) 344-7529, using conference ID number 10151576.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” below.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally can be identified by the use of forward-looking terminology such as “will,” “may,” “expect,” “anticipate,” “believe,” “probable,” “continue,” “project,” “could,” “would,” “should” or similar terminology, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic, business and political conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate, securities or financial markets or the banking industry; legislative or regulatory changes; supervision and examination by the OCC and the Board of Governors of the Federal Reserve System; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, including litigation and investigations relating to our residential lending practices and the Advantage Loan Program; the outcomes of such litigation and investigations, including the risk of civil or criminal enforcement action, regulatory restrictions on the Bank’s activities, financial penalties or judgments, other adverse consequences and any resulting effects on the Company’s business, financial condition and/or results of operations; losses from such litigation and investigations that may be materially higher than expected and that may materially exceed our contingency reserves; repurchase requests related to the sale of loans originated under the Advantage Loan Program may be materially higher than expected and result in repurchase obligations that may materially exceed our loan repurchase reserves; our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations; the occurrence of natural and other disasters, pandemics, terrorist activities, significant political events, cyberattacks, security breaches or system failures that affect us or our counterparties or service providers, including the COVID-19 pandemic and the regulatory and governmental actions implemented in response to COVID-19; and the risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 6, 2020, subsequent periodic reports and future periodic reports. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update, revise, or correct any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Stephen Huber

Chief Financial Officer

(248) 351-3428

shuber@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended			At and for the Year Ended
(dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	$(11,693)	$(111)	$(13,753)	$(12,967)	$29,248
Income (loss) per share, diluted	$(0.23)	$(0.00)	$(0.28)	$(0.26)	$0.57
Net interest income	$24,370	$25,705	$29,959	$105,765	$120,984
Net interest margin	2.51%	2.74%	3.74%	2.94%	3.78%
Non-interest income	$1,373	$1,111	$2,386	$4,336	$11,447
Non-interest expense	$14,856	$24,974	$47,400	$74,112	$87,673
Loans, net of allowance for loan losses	$2,434,356	$2,627,324	$2,891,530	$2,434,356	$2,891,530
Total deposits	$3,098,966	$3,095,170	$2,495,440	$3,098,966	$2,495,440
Nonperforming loans	$86,470	$83,162	$14,782	$86,470	$14,782
Allowance for loan losses to total loans	2.89%	1.80%	0.75%	2.89%	0.75%
Allowance for loan losses to nonperforming loans	84%	58%	147%	84%	147%
Provision (recovery) for loan losses	$27,592	$2,123	$450	$54,865	$(133)
Net charge offs (recoveries)	$3,463	$796	$(76)	$4,208	$(13)
Return on average assets	(1.19)%	(0.01)%	(1.67)%	(0.35)%	0.89%
Return on average shareholders' equity	(13.92)%	(0.13)%	(15.39)%	(3.85)%	8.41%
Efficiency ratio	57.71%	93.12%	146.55%	67.31%	66.20%
Capital Ratios
Regulatory and Other Capital Ratios—Consolidated:
Total adjusted capital to risk-weighted assets	22.58%	22.17%	21.49%	22.58%	21.49%
Tier 1 (core) capital to risk-weighted assets	17.68%	17.46%	17.04%	17.68%	17.04%
Common Tier 1 (CET 1)	17.68%	17.46%	17.04%	17.68%	17.04%
Tier 1 (core) capital to adjusted tangible assets	8.08%	8.64%	10.11%	8.08%	10.11%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	21.56%	21.30%	17.82%	21.56%	17.82%
Tier 1 (core) capital to risk-weighted assets	20.27%	20.03%	16.70%	20.27%	16.70%
Common Tier 1 (CET 1)	20.27%	20.03%	16.70%	20.27%	16.70%
Tier 1 (core) capital to adjusted tangible assets	9.20%	9.90%	9.90%	9.20%	9.90%

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	December 31, 2020	September 30, 2020	% change	December 31, 2019	% change
Assets
Cash and due from banks	$998,497	$917,996	9%	$77,819	N/M
Interest-bearing time deposits with other banks	7,021	7,988	(12)%	1,025	585%
Investment securities	304,958	247,884	23%	152,544	100%
Mortgage loans held for sale	22,284	3,643	512%	1,337	N/M
Loans, net of allowance for loan losses of $72,387, $48,258 and $21,730	2,434,356	2,627,324	(7)%	2,891,530	(16)%
Accrued interest receivable	10,990	12,385	(11)%	13,718	(20)%
Mortgage servicing rights, net	5,688	6,423	(11)%	9,765	(42)%
Leasehold improvements and equipment, net	8,512	8,493	0%	9,198	(7)%
Operating lease right-of-use assets	19,232	19,253	0%	18,715	3%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	32,495	32,355	0%	31,917	2%
Deferred tax asset, net	24,326	20,589	18%	12,095	101%
Other assets	22,736	9,322	144%	2,271	901%
Total assets	$3,914,045	$3,936,605	(1)%	$3,244,884	21%

Liabilities
Noninterest-bearing deposits	$58,458	$66,316	(12)%	$77,563	(25)%
Interest-bearing deposits	3,040,508	3,028,854	0%	2,417,877	26%
Total deposits	3,098,966	3,095,170	0%	2,495,440	24%
Federal Home Loan Bank borrowings	318,000	318,000	0%	229,000	39%
Subordinated notes, net	65,341	65,300	0%	65,179	0%
Operating lease liabilities	20,497	20,514	0%	19,868	3%
Accrued expenses and other liabilities	91,650	106,477	(14)%	102,783	(11)%
Total liabilities	3,594,454	3,605,461	0%	2,912,270	23%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	-	-		-	-
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 49,981,861 shares at December 31, 2020, 49,977,209 shares at September 30, 2020 and 49,944,473 shares at December 31, 2019	80,807	80,807	0%	80,889	0%
Additional paid-in capital	13,544	13,386	1%	13,210	3%
Retained earnings	224,853	236,546	(5)%	238,319	(6)%
Accumulated other comprehensive income	387	405	(4)%	196	97%
Total shareholders’ equity	319,591	331,144	(3)%	332,614	(4)%
Total liabilities and shareholders’ equity	$3,914,045	$3,936,605	(1)%	$3,244,884	21%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Year Ended
	December 31,	September 30,	%	December 31,	%	December 31,	December 31,	%
(dollars in thousands, except per share amounts)	2020	2020	change	2019	change	2020	2019	change
Interest income:
Interest and fees on loans	$33,758	$35,918	(6)%	$41,581	(19)%	$146,702	$168,955	(13)%
Interest and dividends on investment securities and restricted stock	646	901	(28)%	1,225	(47)%	3,618	4,976	(27)%
Other interest	257	211	22%	378	(32)%	1,043	1,438	(27)%
Total interest income	34,661	37,030	(6)%	43,184	(20)%	151,363	175,369	(14)%
Interest expense:
Interest on deposits	8,254	9,288	(11)%	11,264	(27)%	37,482	45,693	(18)%
Interest on Federal Home Loan Bank borrowings	857	859	0%	784	9%	3,403	3,991	(15)%
Interest on subordinated notes	1,180	1,178	0%	1,177	0%	4,713	4,701	0%
Total interest expense	10,291	11,325	(9)%	13,225	(22)%	45,598	54,385	(16)%
Net interest income	24,370	25,705	(5)%	29,959	(19)%	105,765	120,984	(13)%
Provision (recovery) for loan losses	27,592	2,123	N/M	450	N/M	54,865	(133)	N/M
Net interest income after provision for loan losses	(3,222)	23,582	(114)%	29,509	(111)%	50,900	121,117	(58)%
Non-interest income:
Service charges and fees	153	61	151%	117	31%	426	444	(4)%
Investment management and advisory fees	246	310	(21)%	335	(27)%	1,124	1,577	(29)%
Gain on sale of loans	593	437	36%	7	N/M	2,050	6,366	(68)%
Net servicing income (loss)	(85)	(121)	30%	675	(113)%	(1,324)	238	(656)%
Other income	466	424	10%	1,252	(63)%	2,060	2,822	(27)%
Total non-interest income	1,373	1,111	24%	2,386	(42)%	4,336	11,447	(62)%
Non-interest expense:
Salaries and employee benefits	9,049	7,517	20%	7,310	24%	30,655	29,503	4%
Occupancy and equipment	2,243	2,219	1%	2,455	(9)%	8,788	8,988	(2)%
Professional fees	8,859	12,207	(27)%	2,529	250%	32,646	5,984	446%
Advertising and marketing	115	71	62%	250	(54)%	529	1,364	(61)%
FDIC assessments	553	956	(42)%	(4)	N/M	1,768	436	306%
Data processing	380	392	(3)%	351	8%	1,458	1,233	18%
Provision for mortgage repurchase liability	2,502	-	100%	7,823	(68)%	2,527	7,823	(68)%
Provision (recovery) for contingent losses	(10,000)	-	(100)%	25,000	(140)%	(10,000)	25,000	(140)%
Other	1,155	1,612	(28)%	1,686	(31)%	5,741	7,342	(22)%
Total non-interest expense	14,856	24,974	(41)%	47,400	(69)%	74,112	87,673	(15)%
Income (loss) before income taxes	(16,705)	(281)	N/M	(15,505)	(8)%	(18,876)	44,891	(142)%
Income tax expense (benefit)	(5,012)	(170)	N/M	(1,752)	(186)%	(5,909)	15,643	(138)%
Net income (loss)	$(11,693)	$(111)	N/M	$(13,753)	15%	$(12,967)	$29,248	(144)%
Income per share:
Basic	$(0.23)	$(0.00)		$(0.28)		$(0.26)	$0.57
Diluted	$(0.23)	$(0.00)		$(0.28)		$(0.26)	$0.57
Weighted average common shares outstanding:
Basic	49,843,925	49,843,925		50,006,001		49,840,882	51,115,986
Diluted	49,843,925	49,843,925		50,006,001		49,840,882	51,127,879

N/M- not meaningful

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	Three Months Ended			Year Ended
Performance Ratios:	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Return on average assets	(1.19)%	(0.01)%	(1.67)%	(0.35)%	0.89%
Return on average shareholders' equity	(13.92)%	(0.13)%	(15.39)%	(3.85)%	8.41%
Return on average tangible common equity (2)	(13.92)%	(0.13)%	(15.40)%	(3.85)%	8.41%
Yield on earning assets	3.57%	3.94%	5.39%	4.21%	5.48%
Cost of average interest-bearing liabilities	1.19%	1.36%	1.90%	1.45%	1.96%
Net interest spread	2.38%	2.58%	3.49%	2.76%	3.52%
Net interest margin	2.51%	2.74%	3.74%	2.94%	3.78%
Efficiency ratio (1)	57.71%	93.12%	146.55%	67.31%	66.20%

(1)	Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(2)	Non-GAAP

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,608,437	$33,758	5.18%	$2,723,381	$35,918	5.28%	$2,938,052	$41,581	5.66%
Securities, includes restricted stock	324,978	646	0.80%	276,643	901	1.30%	189,336	1,225	2.59%
Other interest earning assets	950,405	257	0.11%	757,657	211	0.11%	79,310	378	1.91%
Total interest earning assets	$3,883,820	$34,661	3.57%	$3,757,681	$37,030	3.94%	$3,206,698	$43,184	5.39%
Interest-bearing liabilities
Money Market, Savings and NOW	$1,371,194	$1,554	0.45%	$1,282,452	$2,315	0.72%	$1,271,702	$3,682	1.15%
Time deposits	1,680,865	6,700	1.58%	1,642,492	6,973	1.68%	1,190,740	7,582	2.53%
Total interest-bearing deposits	3,052,059	8,254	1.07%	2,924,944	9,288	1.26%	2,462,442	11,264	1.81%
FHLB borrowings	318,000	857	1.05%	318,783	859	1.05%	230,492	784	1.33%
Subordinated debt	65,316	1,180	7.23%	65,273	1,178	7.22%	65,157	1,177	7.23%
Total borrowings	383,316	2,037	2.08%	384,056	2,037	2.08%	295,649	1,961	2.60%
Total interest-bearing liabilities	$3,435,375	10,291	1.19%	$3,309,000	11,325	1.36%	$2,758,091	13,225	1.90%
Net interest income and spread (2)		$24,370	2.38%		$25,705	2.58%		$29,959	3.49%
Net interest margin (2)			2.51%			2.74%			3.74%

(1)	Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2)	Interest income does not include taxable equivalent adjustments.

	Year Ended
	December 31, 2020			December 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,756,916	$146,702	5.32%	$2,961,472	$168,955	5.71%
Securities, includes restricted stock	251,003	3,618	1.44%	178,032	4,976	2.80%
Other interest earning assets	585,484	1,043	0.18%	59,462	1,438	2.42%
Total interest earning assets	$3,593,403	$151,363	4.21%	$3,198,966	$175,369	5.48%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,281,880	$9,435	0.74%	$1,350,013	$18,479	1.37%
Time deposits	1,491,151	28,047	1.88%	1,094,911	27,214	2.49%
Total interest-bearing deposits	2,773,031	37,482	1.35%	2,444,924	45,693	1.87%
FHLB borrowings	308,368	3,403	1.10%	262,939	3,991	1.52%
Subordinated debt	65,255	4,713	7.22%	65,099	4,701	7.22%
Total borrowings	373,623	8,116	2.17%	328,038	8,692	2.65%
Total interest-bearing liabilities	$3,146,654	45,598	1.45%	$2,772,962	54,385	1.96%
Net interest income and spread (2)		$105,765	2.76%		$120,984	3.52%
Net interest margin (2)			2.94%			3.78%

(1)	Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2)	Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	December 31, 2020	September 30, 2020	% change	December 31, 2019	% change
Residential real estate	$2,033,526	$2,183,546	(7)%	$2,476,866	(18)%
Commercial real estate	259,958	262,116	(1)%	240,081	8%
Construction	206,581	211,460	(2)%	178,376	16%
Commercial lines of credit	6,671	18,452	(64)%	17,903	(63)%
Other consumer	7	8	(13)%	34	(79)%
Total loans held for investment	2,506,743	2,675,582	(6)%	2,913,260	(14)%
Less: allowance for loan losses	(72,387)	(48,258)	50%	(21,730)	233%
Loans, net	$2,454,767	$2,627,324	(7)%	$2,891,530	(15)%

Mortgage loans held for sale	$22,284	$3,643	512%	$1,337	N/M
Total gross loans	$2,529,027	$2,679,225	(6)%	$2,914,597	(13)%

N/M- not meaningful

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended			Year Ended
(dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Balance at beginning of period	$48,258	$46,931	$21,204	$21,730	$21,850
Provision (recovery) for loan losses	27,592	2,123	450	54,865	(133)
Charge offs	(3,486)	(815)	-	(4,301)	(176)
Recoveries	23	19	76	93	189
Balance at end of period	$72,387	$48,258	$21,730	$72,387	$21,730

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	December 31, 2020	September 30, 2020	% change	December 31, 2019	% change
Noninterest bearing demand deposits	$58,458	$66,316	(12)%	$77,563	(25)%
Money Market, Savings and NOW	1,393,985	1,340,971	4%	1,263,801	10%
Time deposits	1,646,523	1,687,883	(2)%	1,154,076	43%
Total deposits	$3,098,966	$3,095,170	0%	$2,495,440	24%

Sterling Bancorp, Inc.

Credit Quality Ratios (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Credit Quality Data
Nonperforming loans (1)	$86,470	$83,162	$14,782
Nonperforming loans to total loans	3.45%	3.11%	0.51%
Troubled debt restructurings (2)	8,246	14,983	13,570
Nonaccrual loans held for sale	19,375	-	-
Nonperforming assets (3)	114,258	98,312	28,352
Nonperforming assets to total assets	2.92%	2.50%	0.87%
Allowance for loan losses to total loans	2.89%	1.80%	0.75%
Allowance for loan losses to nonperforming loans	84%	58%	147%
Net charge offs to average loans	0.13%	0.03%	0.00%

(1)	Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.
(2)	Troubled debt restructurings exclude those loans presented as nonaccrual or past due 90 days or more and still accruing interest.
(3)	Nonperforming assets include nonperforming loans, nonaccrual loans held for sale, loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of December 31, 2020 and 2019, and September 30, 2020.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	At and for the Three Months Ended					At and for the Year Ended
(dollars in thousands)	December 31, 2020		September 30, 2020		December 31, 2019	December 31, 2020	December 31, 2019
Net Income (loss)	$(11,693)		$(111)		$(13,753)	$(12,967)	$29,248
Average shareholders' equity	336,120		336,116		357,370	336,978	347,849
Adjustment
Customer-related intangible	-		-		(75)	-	(243)
Average tangible common equity	$336,120		$336,116		$357,295	$336,978	$347,606
Return on average tangible common equity	(13.92	)%*	(0.13	)%*	(15.40)%*	(3.85)%	8.41%

*Annualized